EXHIBIT 10.iii.(n)

September 11, 2001

John U. Huber
23360 Redwing Place
Barrington, IL 60010

Dear John:

The purpose of this letter is to summarize the terms of your retirement from IMC Global Inc. (the "Company") under the various company executive policies and benefits.

  Retirement Date. Your last day of employment will be December 31, 2001 and your official retirement date will be January 1, 2002.

  Vacation. As of January 1, 2001 you earned 25 days of vacation. At your retirement date, you will be paid for your earned but unused 2001 vacation plus your 2002 accrued vacation (25 days). Your final regular paycheck will include your vacation pay, less applicable withholding taxes and deductions.

  Deferred Compensation. As a participant in the Company's Deferred Compensation Plan (statement attached) for the years 1998, 1999 and 2000, you will be eligible for a distribution in accordance with your irrevocable instructions for each deferral year.

  Profit Sharing and Savings Plan. Shortly after your retirement date, you will receive information from the Company's recordkeeper regarding the distribution options for your savings account balance. As of your retirement date, the account balance in your profit sharing account will be 100% vested. In addition, you will receive a full year contribution for the 2001 plan year, payable in the first quarter of 2002. You will also receive information from the Company's recordkeeper regarding the distribution options for your profit sharing account balance.

  Restoration Plan. The Restoration Plan "keeps whole" any profit sharing contributions and/or Company savings plan matching contributions that are limited by government regulations. As a participant, you will be eligible to receive the full value of your plan account shortly after your retirement. This distribution will be in a lump sum and will be paid as soon as administratively possible. In addition, in conjunction with the profit sharing contribution, you will receive a full year contribution for the 2001 plan year, payable in the first quarter of 2002.

  Management Incentive Compensation Plan (MICP). Under the Company's MICP you will receive a payout for 2001 based upon the Plan's financial measures (Operating Earnings and Adjusted Contribution Free Cash Flow) as well as an IPI based upon your individual performance. In the event that this calculation results in an amount less than 50% of your overall target award (65% of base salary), you will receive 50% of your target award.

  1988 Stock Option and Award Plan. All of the non-qualified stock options awarded to you (statement attached) as of your retirement date, will become fully vested and will remain exercisable by you for a three-year period following your retirement date, but never longer than the normal expiration date of the option(s). The remaining restricted shares awarded to you on March 30, 2000 will become fully vested on the date of your retirement and the stock certificates will be delivered to you within 60 days after your retirement. Be advised that these awards are fully taxable upon receipt. You may choose to have the Company withhold the appropriate number of shares from the awards to pay the tax liability.

  1991 Vigoro Stock Option Plan. As of your retirement date, you will have 72,441 vested stock options (statement attached) that will remain exercisable until the normal expiration date of the option(s) in accordance with the terms of the 1991 Vigoro Stock Option Plan.

  Medical and Dental Benefits. You will have continued medical coverage as detailed in the attached Continued Medical Coverage Agreement.

  Executive Life Insurance Program. With regard to your Individual Permanent Life policy, you will have continued coverage, paid by the Company, until you reach age 65. Your Individual Term Life policy will lapse at retirement unless you decide to take over the premium payments yourself.

  Retiree Medical Benefits. One year after retirement, you will be eligible for retiree medical benefits under the group 3 provisions of the Company's Post-Retirement Medical Program for Salaried Employees. As such, you will be eligible to receive a monthly allowance of up to $75.00 to pay for medical premiums.

  Supplemental Executive Retirement Plan (SERP). As a participant, you will be eligible to receive the full value of your plan account (statement attached) shortly after your retirement. This distribution will be in a lump sum and will be paid as soon as administratively possible. In addition, in conjunction with the profit sharing contribution, you will receive a full year contribution for the 2001 plan year, payable in the first quarter of 2002.

The foregoing constitutes our entire understanding and agreement with respect to the terms of your retirement from the Company. If the terms of this letter meet with your understanding and approval, please indicate your acceptance thereof by signing where indicated below.

Please make copies for your records and return the originals to me.

Sincerely,

Stephen P. Malia
Senior Vice President, Human Resources
IMC Global Inc.

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AGREED & ACCEPTED:

    /s/ John U. Huber                           Date:___________________
John U. Huber

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CONTINUED MEDICAL COVERAGE AGREEMENT

FOR

MR. JOHN HUBER & MRS. JANICE HUBER

BACKGROUND

  Mr. Huber was 63 on June 30, 2001.

  Mrs. Huber is 56 in 2001. Mrs. Huber has pre-existing medical conditions which IMC's current health care provider, United Health Care, believes will most likely make her uninsurable for any individual private insurance.

OBJECTIVES

  Provide medical coverage for Mr. Huber until age 65. Mr. and Mrs. Huber will have continued coverage under the Company's medical and dental plans, at the active employee rate, from January 1, 2002 through December 31, 2002 (one year from retirement).

  Mr. Huber will then have COBRA coverage at the active employee rate until age 65. Mrs. Huber will have continued COBRA coverage at the active employee rate, for a period of 18 months.

  When Mrs. Huber's COBRA eligibility is exhausted, IMC will assist in the search, selection and payment of other group coverage until she becomes Medicare eligible at age 65.

DISCUSSION
  The state of Illinois has a program called the Illinois Comprehensive Health Insurance Plan (ICHIP) which IMC and Mr. Huber believe will satisfy the above objectives.

  Mrs. Huber will be eligible to participate in ICHIP's, Plan 5, Section 15, at the time her COBRA benefits are exhausted. She may continue in that plan until she becomes Medicare eligible, which is approximately 7 years, depending upon Mr. Huber's actual retirement date.

  The rates for Plan 5, Section 15, for 2001 are:

$500 deductible       age 55-59       $539/m      $6,468/y

$1,000 deductible    '' ''                   $505/m      $6,060/y

$1,500 deductible    '' ''                   $474/m      $5,688/y

$2,500 deductible    '' ''                   $434/m      $5,208/y

AGREEMENT

IMC and Mr. Huber agree to the following:

  Place Mrs. Huber in the $500 deductible ICHIP plan, when eligible, with IMC paying approximately 75% of the annual premiums and Mr. Huber paying approximately 25% of the premiums. The Premiums will be adjusted at a rate of 10% per year to allow for the combined medical and prescription estimated inflation rate.

  IMC will provide Mr. Huber with a one-time lump-sum payment sufficient to cover the above-calculated amount (grossed-up to cover the tax liability) for the length of the bridged period. IMC will explore the most favorable way for Mr. Huber to receive this payment.

  The attached schedule details the forecasted annual rates for the $500 deductible ICHIP plan for the period of 2003 through 2010.

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AGREED & ACCEPTED:

    /s/ John U. Huber                           Date:___________________
(John U. Huber)